Exhibit 99.1

Pixelworks Completes Previously Proposed Sale of its Shanghai Semiconductor Subsidiary to VeriSilicon

PORTLAND, Ore., Jan. 06, 2026 – Pixelworks, Inc. (NASDAQ: PXLW) (“Pixelworks” or the “Company”), a leading provider of innovative video and display processing solutions, today announced the successful closing of the Company’s previously announced transaction to sell its shares in Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China and a subsidiary of Pixelworks (“Pixelworks Shanghai”, or “PWSH”), to a special purpose entity (“Buyer”) led by VeriSilicon Microelectronics (Shanghai) Co., Ltd. Pursuant to the original share purchase agreement and other previously disclosed supporting agreements between the respective parties involved in the transaction, Pixelworks facilitated the transfer of all outstanding capital stock in Pixelworks Shanghai to the Buyer, resulting in cash proceeds to Pixelworks, net of transaction costs and withholding taxes paid in China, totaling approximately RMB 357 million, or approximately $51 million USD. Additionally, approximately RMB 8.7 million or approximately $1.2 million USD is being held in an escrow account to be released upon the resolution of certain tax matters in China. In conjunction with the transaction closing, all previous repurchase rights held by other prior shareholders of Pixelworks Shanghai were released in full.

About Pixelworks, Inc.
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. Pixelworks has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit Pixelworks’ web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are trademarks of Pixelworks, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to Pixelworks’ expectations regarding the use of net proceeds from the sale. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and understandings and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, market and other conditions and other factors described in this press release and in our other filings with the Securities and Exchange Commission (the “SEC”) from time to time. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made, except as required by law. You should review additional disclosures we make in our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and current reports and other documents that we have filed or may file in the future. You may access these documents for no charge at http://www.sec.gov.

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
E: info@pixelworks.com